                                                                      EXHIBIT 12

                           BESTFOODS AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES



($ Millions)                                         FOR THE THREE
                                                      MONTHS ENDED                  FOR THE YEARS ENDED DECEMBER 31,
                                                     MAR. 31, 2000        1999       1998        1997         1996          1995
                                                     -------------      --------   --------    --------      --------     --------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
TAXES:                                                $  260.6          $1,147.1   $1,021.1    $  704.2      $  880.2     $  654.9
                                                      --------          --------   --------    --------      --------     --------
Add (subtract):
    Portion of rents representative
         of interest                                       8.8              35.0       33.3        32.2          33.4         25.6
    Interest on bonds, mortgages
         & similar debt                                   32.6             131.6      125.5       100.9          68.4         52.6
    Other interest                                        18.8              66.2       60.7        72.8         100.0         55.7
    Interest expense included in
         cost of plant construction                        (.7)             (6.9)      (3.5)       (3.4)         (4.8)        (3.7)
                                                      --------          --------   --------    --------      --------     --------
Income as adjusted                                    $  320.1           1,373.0   $1,237.1    $  906.7      $1,077.2     $  785.1
                                                      ========          ========   ========    ========      ========     ========


FIXED CHARGES:
    Portion of rents representative
         of interest                                  $    8.8          $   35.0   $   33.3    $   32.2      $   33.4     $   25.6
    Interest on bonds, mortgages
         & similar debt                                   32.6             131.6      125.5       100.9          68.4         52.6
    Other interest                                        18.8              66.2       60.7        72.8         100.0         55.7
                                                      --------          --------   --------    --------      --------     --------
                                                      $   60.2          $  232.8   $  219.5    $  205.9      $  201.8     $  133.9
                                                      ========          ========   ========    ========      ========     ========

RATIO OF EARNINGS TO FIXED CHARGES                         5.3               5.9        5.6         4.4           5.3          5.9
                                                      ========          ========   ========    ========      ========     ========